Exhibit 10.4

AMENDED AND RESTATED NON-COMPETE AGREEMENT

This Amended and Restated Non-Compete Agreement (this “Non-Compete Agreement”) dated as of September 16, 2003, among Owens Coining, a Delaware corporation (“Seller”): and Advanced Glassfiber Yarns, LLC, a Delaware limited liability company (“Company”).

WITNESSETH:

WHEREAS, Seller, the Company, AGY Holdings Corp., a Delaware corporation and Porcher Industries S.A., a French corporation (collectively, “Buyer”), entered into a Non-Compete Agreement dated as of September 30, 1998 (the “Original Agreement Date”), as amended, supplemented or otherwise modified through the date hereof (as amended, supplemented or modified, the “Original Agreement”);

WHEREAS, Seller and the Company, together with certain of their respective affiliates, are debtors-in-possession in separate reorganization cases under Chapter 11 of Title 11 of the United States Bankruptcy Code (each a “Reorganization Case”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, pursuant to the terms of a Stipulation dated September 16, 2003 among Seller, certain of its affiliates and the Company (the “Stipulation”). Seller and the Company have agreed, subject to Bankruptcy Court approval, (i) to execute and deliver this Non-Compete Agreement, the other Amended Contracts and New Agreements (each as defined in the Stipulation), and to cause the execution and delivery of such agreements by each of their respective affiliates that are party thereto and (ii) to assume, in their respective Reorganization Cases the Assumed Contracts (as such term is defined in the Stipulation);

NOW THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Original Agreement as follows:

1.	NON-COMPETE

1.1	Acknowledgment

Seller acknowledges that the object of this Non-Compete Agreement is to protect the Company and to preserve the value of the Business for the Company and that the execution and delivery of this Non-Compete Agreement by Seller and the Company is a condition precedent to the assumption by each of Seller and the Company of this Non-Compete Agreement and the other Assumed Contracts in their respective Reorganization Case.

1.2	Effectiveness; Acknowledgement

(a) The effectiveness of the terms and provisions of this Non-Compete Agreement, the other Amended Contracts and each New Agreement is subject to the occurrence of the Effective Date (as defined in the Stipulation). If the Effective Date does not occur, this Non-Compete Agreement, each other Amended Contract and each New Agreement shall be null and void ab initio and the relationship among the parties under the Pre-Petition Agreements (as defined in the Stipulation) shall be deemed restored status quo ante.

(b) Each of Seller and the Company acknowledge that Buyer has not executed this Non-Compete Agreement. Seller and the Company further acknowledge and agree that notwithstanding the provisions of Section 3.7 of the Original Agreement to the contrary, the terms and provisions of this Non-Compete Agreement shall be effective as between Seller and the Company irrespective of Buyer’s failure to execute this Non-Compete Agreement.

1.3	Seller Covenant Not to Compete

Seller hereby covenants and agrees that neither Seller nor any Affiliate of Seller will during the period commencing on the Original Agreement Date and ending on December 31, 2008 (the “Non-Compete Term”)

(a) manufacture or sell:

(i) Business Products other than:

(x) products which are not mechanically twisted in a secondary operation and have a linear density of a TEX value of greater than or equal to 180 g/km;

(y) rubber reinforcement with a linear density of a TEX value of greater than or equal to 100 g/km and a minimum nominal filament diameter of 8.89µ (micronage values herein shall refer to maximum or minimum nominal values in common usage in the industry, in this instance, a G filament); or

(z) products which are riot mechanically twisted in a secondary operation and have a linear density of a TEX value equal to 100 g/km for sale in South America;

(ii) S Glass or any product made of S Glass;

(iii) any twisted and plied combination of polyester and glass yarns; or

(iv) any air texturized glass fiber yarn having a filament or fiber diameter having a minimum nominal diameter of less than 10.16µ, (collectively, “Restricted Products”, provided that Restricted Products shall not be considered to include:

(x) any chopped fiber product made of any material other than S Glass;

(y) intermediate products used to make products which are not Business Products; or

(z) any product which incorporates the identified Business Products with other materials);

(v) High Strength Glass;

(b) own, manage, operate, control, or participate financially or otherwise, directly or indirectly, in a business manufacturing or selling Restricted Products; or

(c) enter into an agreement with any other Person to do any of the foregoing (collectively, the (“Restricted Activities”). The parties acknowledge and agree that any assignment of all or a portion of any equity interest in the Company to one or more Financing Sources (as defined in Section 3.5 of this Non-Compete Agreement) shall in no event terminate this Agreement or Buyer’s or Seller’s non-compete obligations as set fort in this Section 1.3.

1.4	Buyer Covenant Not to Compete

Buyer hereby covenants and agrees that neither Buyer nor any Affiliate of Buyer that receives, directly or indirectly from the Company, any Seller Licensed Know How or Business

Know How, will engage in any Restricted Activities for the period ending on the later or five years from the Original Agreement Date or the first day on which the membership interest in the Company of either Seller together with its Affiliates, or Buyer together with its Affiliates is less than 5% (the “Original Non-Compete Term”)

1.5	Exceptions

(a) Neither Sections 1.3 and 1.4 nor any other provision of this Non-Compete Agreement shall be construed to prevent or restrict Buyer or Seller from, directly or indirectly through any Affiliate:

(i) acquiring any equity or other interest in any entity that engages, directly or indirectly, in any Restricted Activities (a “Restricted Person”), so long as the purchase price for such Restricted Person is less than $150,000,000 and the annual revenue of such Restricted Person derived from such Restricted Activities in the most recent fiscal year prior to the acquisition of such equity or other interest does not exceed 10% of the total revenue of such Restricted Person in such fiscal year and Buyer or Seller or such Affiliate of Buyer or Seller, as the case may be, divests or ceases operation of such portion of such Restricted Person as is engaged in Restricted Activities within 24 months after such acquisition; or

(ii) acquiring and holding any securities of any Restricted Person which is publicly owned and traded, but only in an amount not to exceed at any one time 5% of any class of securities of such Restricted Person.

(b) Company acknowledges that:

(i) Seller and its Affiliates have entered into joint venture relationships with the parties listed in Schedule A, and that such relationships shall not be deemed a violation of Section 1.3, provided, however, that if Seller or its Affiliates have or obtain control of such joint ventures, Seller or its Affiliates shall require such joint venture to comply with Section 1.3 of this Non-Compete Agreement, unless such action would breach an existing contractual obligation of Seller, its Affiliates, or the joint venture; and

(ii) the acquisition of Buyer, Seller or an assignee of Buyer or Seller by a Restricted Person, whether by purchase of stock or assets or by merger, shall not be deemed a violation of Section 1.3, as long as: (a) such Restricted Person shall agree to assume the obligations set forth herein; (b) such Restricted Person shall divest or cease operation of such portion of such Restricted Person as is engaged in Restricted Activities within twelve (12) months after such acquisition and there is no transfer or communication of any technology, proprietary information, or personnel between the Company and such portion of such Restricted Activities; or (c) substantially all of the assets of such portion of such Restricted Person as is engaged in Restricted Activities are contributed to the Company on terms mutually acceptable to Company, Buyer and Seller.

(c) Seller’s Affiliates may engage in Restricted Activities solely for the purpose of fulfilling its obligations, if any, under the Guelph Facility Supply Agreement, the Battice Facility Supply Agreement, and the Transitional Services Agreement, and that this Non-Compete Agreement shall not be construed to prohibit Seller’s Affiliates performance under those agreements.

(d) Further, Company acknowledges that Seller and its Affiliates have previously entered into license agreements with the parties listed in Schedule B in effect as of the Original Agreement Date, which license agreements may be construed to license Seller patents and/or know how rights to those parties to make, use, or sell Business Products, and agrees that, except as indicated in Schedule B, Seller shall have no obligation to seek to modify such license agreements and the continued license of such rights under such agreements in effect as of the Original Agreement Date shall not be deemed a violation of Section 1.3. Notwithstanding this paragraph 1.5(d), no Affiliate of Seller will be permitted to engage in any Restricted Activity during the term of this Non-Compete Agreement.

1.6	Termination

Unless otherwise agreed by the parties before such transfer, Seller’s obligations under this Non-Compete Agreement shall terminate immediately upon the transfer by Company of any rights in any or all of the Business Patents, Business Know How, Seller Licensed Patents or Seller Licensed Know or any tangible assets of the Company that incorporate any of the foregoing to CSG or any Affiliate thereof (unless Company believed in good faith, based upon reasonable inquiry, that the transferee entity was not at that time of the transfer an Affiliate of CSG. In addition, Seller’s obligations under this Non-Compete Agreement shall terminate upon the occurrence of (i) CSG acquiring a majority of the voting rights or the right to elect a majority of the board of directors of the Company, (ii) an Early Retiree Reimbursement Default, (iii) the failure of the Company to pay any Disputed Amount upon the final resolution of such amount as provided in Section 4.34(m) of the Purchase Agreement or (iv) the failure of (x) the Company to cause the issuance of the Letter of Credit as provided in Section 4.34(m) of the Purchase Agreement or (y) Seller to be able to draw upon the Letter of Credit as provided in Section 4.34(m) of the Purchase Agreement.

2.	INJUNCTIVE RELIEF

The provisions of Sections 1 and 3.2 are reasonable and necessary to protect the Company in the conduct and operation of the Business, and Buyer and Seller acknowledge and agree that damages cannot compensate the Company in the event of a violation of any of the foregoing covenants. Therefore, Buyer and Seller agree that in the event of a violation or breach of any covenant set forth in this Non-Compete Agreement, the Company may institute any action or proceeding to enforce such covenant at law or in equity, including, but not limited to, injunctive relief. All provisions of this Non-Compete Agreement constitute a series of covenants and if any particular provision of this Non-Compete Agreement is adjudicated invalid or unenforceable, the provision shall be deemed deleted, and such deletion shall apply only in the particular jurisdiction(s) in which such adjudication is made; provided, however, to the extent that any provision hereof is deemed unenforceable because of its scope in terms of time, territory or business activities, but may be made enforceable by limitations thereon, such limitations may be made so that the covenant shall be enforceable to the fullest extent permissible under the laws and public policies applicable to such jurisdiction(s).

3.	GENERAL PROVISIONS

3.1	Definitions

As used in this Non-Compete Agreement, the following defined terms shall have the meanings set forth below. Defined terms used herein without definition are used herein as defined in the Patent and Know How License Agreement or the Purchase Agreement, as the case may be.

(a) “High Strength Glass” means glass (i) having a tensile strength at room temperature (x) for a pristine single filament of greater that 675 kpsi determined in accordance with the Seller Procedure as set forth in Schedule C to this Non-Compete Agreement and (y) for an impregnated strand determined in accordance with ASTM D2343 of greater than 450 kpsi and (ii) that further meets at least three of the following criteria:

Criterion	Test Standard	Value
Softening point	ASTM C-338	>1900 degrees F

Tensile Modulus at Room Temperature	ASTM D2101	>12.5 Mpsi

Strain to Failure (Elongation at Break)	ASTM D2101	>5.4%

Dimensional Stability (Coefficient of Thermal Expansion)		<2.0 x 10E-6 in/in-°F

(b) “Patent and Know How License Agreement” means the Patent and Know How License Agreement, dated as of September 30, 1998, as amended by Amendment No. 1 thereto dated as of September 16, 2003 between seller, certain of its affiliates and Company.

(c) “Purchase Agreement” means the LLC Interest Sale and Purchase Agreement, dated as of July 31, 2003 among Seller, Company, and AGY Holdings, Inc., as amended by No.1 thereto dated as of September 30, 1998 and Amendment No. 2 thereto dated as of September 16, 2003, as such Agreement may be further amended, restated, supplemented or otherwise modified from time to time.

3.2	Non-Solicitation

For the period commencing on May 1, 2003 and ending on May 1, 2005 (the “Non-Solicitation Term”), Seller covenants and agrees that it shall not (and shall not permit any of its controlled Affiliates to) hire or attempt to hire, call upon or solicit, directly or indirectly, interfere or attempt to interfere with, induce or attempt to induce any of the Company’s employees listed on Schedule D hereto (the “Restricted Employees”) to leave the employ of the Company or its affiliates or violate the terms of their respective employment contacts, if any. Further, Seller covenants and agrees that it (i) shall not provide any confidential or proprietary information regarding any Restricted Employee to CSG or to Violet Reinforcement S. de R.L. (“Violet”); and (ii) will notify CSG and Violet of its obligations under this Section 3.2. Notwithstanding the foregoing, the restrictions contained in this Section 3.2 shall not apply (i) to any employee of the Company other than the Restricted Employees, (ii) to any Restricted Employee that has received a bona fide offer of employment from a third party in the Company’s industry that is not an Affiliate of Seller (for this purpose Violet shall not be deemed an Affiliate of Seller); or (iii) in the event the Company publicly announces its intention to liquidate or to sell the Business other than as a going concern, provided that without the Company’s consent, no Restricted Employee may be solicited or hired prior to the date that such publicly announced liquidation or sale is consummated, unless the Restricted Employees has been involuntarily terminated by Company prior to the date of consummation of such liquidation or sale.

3.3	Notices

All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid:

If to Company:	Advanced Glassfiber Yarns LLC
2558 Wagener Road Aiken, South Carolina 29801 Fax: 803-643-1526 Attention: Chief Operating Officer

With a copy to:	Proskauer Rose LLP 1585 Broadway New York, NY 10036 Fax: 212-969-2900 Attention: Scott K. Rutsky

If to Buyer to:	AGY Holdings, Inc. 3802 Robert Porcher Way Greensboro, North Carolina 27410 Fax: 336-845-7718 Attention: President

With a copy to:	Alston & Bird, LLP 601 Pennsylvania Avenue, N.W. North Building Washington, DC 20004-2601 Fax: 202-508-3333 Attention: Frank M. Connor, III

If to Seller:	Owens Corning World Headquarters One Owens Corning Parkway Toledo, Ohio 43659 Fax: 419-248-8445 Attention: Corporate Secretary

With a copy to:	Owens Corning World Headquarters One Owens Corning Parkway Toledo, Ohio 43659 Fax: 419-248-1723 Attention: Law Department

or to such other address as any such party shall designate by written notice to the other parties hereto.

3.4	Governing Law

This Non-Compete Agreement shall be governed by, and construed in accordance with, the laws of State of New York without giving effect to the conflicts of law principles thereof.

3.5	Assignability

This Non-Compete Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement shall not be assigned by any party hereto without the express prior written consent of the other parties, and any attempted assignment, without such consents, shall be null and void. Notwithstanding any nonassignment provisions contained in this Section 3.5, Company, or any permitted assignee or transferee of Company, may assign or otherwise transfer all of its rights and/or obligations hereunder (i) to any entity or entities, or any assignee of such entity or entities, providing financing for the transactions contemplated by this Agreement or to any entity or entities providing to Company, Company’s Affiliates, or to any such permitted assignee of Company, financing relating to the Business (collectively, the “Financing Sources”), (ii) to any Affiliate of Company, provided that (x) such Affiliate shall agree with Company and its permitted assignees or transferees, if any, in writing to assume the Company’s obligations hereunder and (y) any such assignment to an Affiliate of the Company shall not relieve the Company from its obligations hereunder or (iii) to any entity to which Company, or any assignee or transferee of Company, assigns, sells, transfers or otherwise conveys (A) all or substantially all of the assets constituting the Business (a “Complete Assignment”) or (B) all or substantially all of the assets constituting either the Aiken Facility, the Huntington Facility or the South Hill

Facility (a “Partial Assignment”) provided that such acquiring entity agrees with and acknowledges in writing to Seller and its permitted assignees or transferees, if any, that this Agreement shall be binding upon and enforceable against such entity as though such acquiring entity were Company and that such entity shall perform all of Company’s obligations hereunder. Notwithstanding any nonassignment provisions contained in this Section 3.5, Seller, or any permitted assignee or transferee of Seller, may assign or otherwise transfer some or all of its rights and/or obligations hereunder to any Affiliate of Seller, provided that (x) such Affiliate shall agree with Seller and/or its permitted assignees or transferees, if any, in writing to assume the Seller’s obligations hereunder and (y) any such assignment to an Affiliate of the Seller shall not relieve the Seller from its obligations hereunder. To the extent that assignment and/or transfer of any of the rights, privileges, and/or obligations is permitted, this Agreement shall be binding on, and except as otherwise expressly provided, shall inure to the benefit of, the legal successors, assigns, or representatives of the parties.

3.6	Entire Agreement

This Non-Compete Agreement supersedes any prior agreement between the parties with respect to the subject hereof, including, without limitation the Original Agreement, and constitutes the entire agreement between the parties with respect to the subject hereof.

3.7	Amendment; Waiver

This Non-Compete Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Non-Compete Agreement, including without limitation, any investigation by or on behalf of any parties shall be deemed to constitute a waiver by the party taking such action of compliance with any representations warranties, covenants or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Non-Compete Agreement. The waiver by any party hereto or a breach of any provisions of this Non-Compete Agreement shall not operate or be construed as a waiver of any subsequent breach.

3.8	Counterparts

This Non-Compete Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same interest.

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Non-Compete Agreement to be duly executed as of the day and year first above written.

OWENS CORNING

By:	/s/ John W. Christy
Name:	John W. Christy
Title:	Vice President, Transactions & Assistant Secretary

ADVANCED GLASSFIBER YARNS, LLC

By:	/s/ Gary Bernhardy
Name:	Gary Bernhardy
Title:	COO